BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR SECOND  QUARTER 2022

BOCA RATON, Florida – August 3, 2022 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) reported today its financial results for the quarter ended June 30, 2022.

Key Highlights as of and for the Quarter Ended June 30, 2022:

•	Net income attributable to shareholders decreased 9% to $17.8 million from $19.5 million in the prior year quarter.
•	Diluted Earnings Per Share (“EPS”) decreased 6% to $0.87 from $0.93 in the prior year quarter.
•	Total revenue increased 22% to $235.6 million from $193.5 million in the prior year quarter.
•	System-wide sales of VOIs increased 21% to $198.5 million from $163.4 million in the prior year quarter.
•	Vacation packages sold were 40,395 compared to 56,252 in the prior year quarter.
•	Vacation packages outstanding of 184,782 as of June 30, 2022, compared to 163,738 outstanding as of June 30, 2021.
•	Resort operations and club management segment adjusted EBITDA increased 10% to $20.9 million from $19.0 million in the prior year quarter.
•	Adjusted EBITDA attributable to shareholders decreased 3% to $34.7 million from $35.7 million in the prior year quarter. (1)
•	Completed a private offering and sale of approximately $172.0 million of VOI receivable-backed notes in April 2022.

Key Highlights as of and for the Six Months Ended June 30, 2022:

•	Net income attributable to shareholders increased 50% to $33.8 million from $22.5 million in the prior year period.
•	Diluted EPS increased 46% to $1.63 from $1.12 in the prior year period.
•	Total revenue increased 27% to $430.6 million from $339.7 million in the prior year period.
•	System-wide sales of VOIs increased 29% to $350.1 million from $270.5 million in the prior year period.
•	Vacation packages sold were 82,385 compared to 105,626 in the prior year period.
•	Resort operations and club management segment adjusted EBITDA increased 11% to $41.5 million from $37.3 million in the prior year period.
•	Adjusted EBITDA attributable to shareholders increased 36% to $65.7 million from $48.4 million in the prior year period. (1)
•	Free cash flow increased 36% to $61.1 million from $45.0 million in the prior year period. (2)

(1) See appendix for reconciliation of Adjusted EBITDA attributable to shareholders to net income attributable to shareholders for each respective period.

(2) See appendix for reconciliation of free cash flow to net cash provided by operating activities for each respective period.

Alan B. Levan, Chairman and Chief Executive Officer of Bluegreen Vacations Holding Corporation, commented, “Our sales team achieved a second quarter record $198.5 million of system-wide sales of VOIs, a 21% increase from the prior year quarter.  This increase reflected both the fact that our marketing team produced more guest tours, an increase of 13% over the prior year quarter, and the achievement of a 7% increase in sales volume per guest.   This increase in sales efficiency was achieved despite maintaining what we believe to be an industry-leading percentage of sales to new customers, at 46% in the second quarter of 2022 and 45% in the second quarter of 2021.”

“Our sales are driven by the success of our marketing programs, and Bluegreen’s marketing to new customers generally begins with the sale of a vacation package to a prospect. During the second quarter of 2022, we sold 40,395 vacation packages compared to 56,252 in the second quarter of 2021. We believe that the decrease was due to a challenging labor market which affected staffing levels and resulted in increased turnover and consequently impacted package sales at our kiosks.  We also believe that the decrease may reflect the impact of inflation on consumer sentiment and on consumer traffic in the retail operations in which we operate, as well as the impact of certain changes to our package program which may have adversely affected vacation package sales during the quarter. Despite the adverse impact of these factors on our package sale volume during the quarter, our pipeline of outstanding vacation packages increased 13% as of June 30, 2022, compared to June 30, 2021, ending with a pipeline of approximately 185,000 packages.  As we previously announced, we have been making investments in our sales and marketing team and their supporting infrastructure, many of which are expensed currently.  While these expenses and the costs inherent in growing a vacation package pipeline to support future sales growth impact our profitability, we expect these investments to provide significant benefits in the future.”

“We are very happy to see our owners’ continued enthusiasm for using the Bluegreen Vacation Club. During, the second quarter of 2022 we experienced an overall occupancy rate of approximately 86% at resorts with sales centers. Overall, the demand for vacations by Bluegreen Vacation Club owners has been strong and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts will continue to serve as a growth driver.”

“We are also taking steps to make sure that our owners will have new and exciting places to travel as they enjoy a lifetime of vacations with the Bluegreen Vacation Club.  In July, we acquired two resort buildings comprising 46 units in Vail, Colorado, further expanding our footprint in the West.  We hope to have this exciting new location available for use by our owners in 2023.  We are also commencing construction of new resort units in Big Bear, California; the Smoky Mountains of Tennessee; and Orlando, Florida, including our popular Presidential Units.  We intend to continue pursuing the acquisition and development of additional resort inventory in destinations frequently requested by our owners and in destinations strategic to the expansion of our sales and marketing operations.”

“As previously discussed, staffing has been a challenge in certain of our markets and we cannot predict the future impact of the general economic conditions, including higher interest rates and inflationary trends, the pandemic, a possible recession and labor availability on our operations.  But we can assure you that we intend to address challenges as they arise so as to achieve our overall goal of increasing shareholder value over time,” Mr. Levan concluded.

# # #

Financial Results

(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Q2 2022 vs Q2 2021 % Change	2022	2021	YTD 2022 vs YTD 2021 % Change

Total revenue	$235.6	$193.5	21.8%	$430.6	$339.7	26.8%
Income before non-controlling interest and provision for income taxes	$28.0	$31.6	(11.4)%	$53.4	$38.3	39.4%
Adjusted EBITDA Attributable to shareholders (1)	$34.7	$35.7	(2.8)%	$65.7	$48.4	35.7%

(1) See Appendix for reconciliation of Bluegreen’s Adjusted EBITDA Attributable to BVH to Net Income Attributable to BVH.

Adjusted EBITDA was $34.7 million for the quarter ended June 30, 2022, including $37.4 million generated by the Sales of VOIs and Financing Segment and $20.9 million produced by the Resort Operations and Club Management segment, partially offset by $19.5 million of corporate overhead and other expenses and $4.1 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC, Bluegreen’s 51%-owned subsidiary.  Please see the discussion of Segment Results below for further information.

Adjusted EBITDA was $65.7 million for the six months ended June 30, 2022, including $73.1 million generated by the Sales of VOIs and Financing Segment and $41.5 million produced by the Resort Operations and Club Management segment, partially offset by $41.5 million of corporate overhead and other expenses and $7.4 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC, Bluegreen’s 51%-owned subsidiary.  Please see the discussion of Segment Results below for further information.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Q2 2022 vs Q2 2021 % Change		2022	2021	YTD 2022 vs YTD 2021 % Change

System-wide sales of VOIs	$198.5	$163.4	21.5%		$350.1	$270.5	29.4%
Segment Adjusted EBITDA	$37.4	$38.3	(2.3)%		$73.1	$59.5	22.9%
Provision for loan losses	15.5%	16.8%	(130)	bp	15.1%	17.3%	(220)	bp
Cost of VOIs sold	12.6%	7.7%	490	bp	12.4%	8.3%	410	bp
Financing revenue, net of financing expense	$19.3	$15.8	22.2%		$38.0	$30.9	23.0%

Key Data Regarding Bluegreen’s System-wide sales of VOIs and Gross Profit

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Q2 2022 vs Q2 2021 % Change		2022	2021	YTD 2022 vs YTD 2021 % Change

System-wide sales of VOIs	$198.5	$163.4	21.5%		$350.1	$270.5	29.4%
Number of total guest tours	66,376	58,533	13.4%		115,237	93,354	23.4%
Average sales price per transaction	$20,552	$17,004	20.9%		$20,410	$17,121	19.2%
Sales to tour conversion ratio	14.7%	16.5%	(180)	bp	15.0%	17.0%	(200)	bp
Sales volume per guest ("VPG")	$3,016	$2,811	7.3%		$3,056	$2,911	5.0%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	56.7%	53.3%	340	bp	56.1%	53.7%	240	bp
Provision for loan losses	15.5%	16.8%	(130)	bp	15.1%	17.3%	(220)	bp
Cost of VOIs sold	12.6%	7.7%	490	bp	12.4%	8.3%	410	bp

System-wide sales of VOIs increased 21% to $198.5 million from $163.4 million during the three months ended June 30, 2022 and 2021, respectively.  System-wide sales of VOIs are driven by the number of guests attending a timeshare sale presentation (a “guest tour”) and our ability to convert guest tours into purchases of VOIs. The number of guest tours is driven by a combination of the number of existing owner guests Bluegreen has staying at a resort with a sales center, who agree to attend a sales presentation and the number of new guest arrivals, the majority of which are utilizing a vacation package.  We experienced increases in both the number of existing owner guest tours and the number of new guest tours which contributed to an increase in the number of guest tours during the 2022 periods as compared to the 2021 periods.

The number of guest tours was 13% higher while sales volume per guest, or VPG, was 7% higher in the second quarter of 2022 as compared to the second quarter of 2021.  The VPG performance in 2022 was driven by a 21% increase in average sales price per transaction, partially offset by a 180 basis-point decrease in the sale-to-tour conversion rate.

System-wide sales of VOIs increased 29% to $350.1 million from $270.5 million during the six months ended June 30, 2022 and 2021, respectively.  The number of guest tours was 23% higher while sales volume per guest, or VPG, was 5% higher in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.  The VPG performance in 2022 was driven by a 19% increase in average sales price per transaction, partially offset by a 200 basis-point decrease in the sale-to-tour conversion rate.

Fee-based Sales Commission Revenue

Fee-based sales commission revenue was $18.9 million during the second quarter of 2022, which represented approximately 68% of fee-based VOI sales during the quarter. Fee-based VOI sales represented 14% of system-wide sales of VOIs during the quarter.

Fee-based sales commission revenue was $42.9 million during the six months ended June 30, 2022, which represented approximately 67% of fee-based VOI sales during the period. Fee-based VOI sales represented 18% of system-wide sales of VOIs during the six months ended June 30, 2022.

Fee-based VOI sales are expected to be between 15% to 17% of system-wide sales of VOIs in 2022.

Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based VOI sales during the period and Bluegreen’s estimates relating to the future performance on the notes receivable for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was approximately 16% during the second quarter of 2022 and was approximately 17% during the second quarter of 2021. The decrease in the provision for loan loss as a percentage of sales during the 2022 period as compared to the 2021 period reflects relatively lower second quarter defaults and higher prepayment rates in the existing portfolio. The provision for loan losses applied to new loans during the second quarter of 2022 was 23%, which is a slight improvement over the prior year quarter.

The provision for loan losses as a percentage of gross sales of VOIs was approximately 15% during the six months ended June 30, 2022 and was approximately 17% during the six months ended June 30, 2021. The decrease in the provision for loan loss as a percentage of sales during the 2022 period as compared to the 2021 period reflects lower second quarter defaults and relatively higher prepayment rates in the existing portfolio. The provision for loan losses applied to new loans during the six months ended June 30, 2022 was 23%, which is a slight improvement over the prior year period.

The provision for loan losses is expected to be 15% to 16% of gross sales of VOIs for 2022.

Cost of VOIs Sold

In the second quarter of 2022, cost of VOIs sold represented 13% of sales of VOIs compared to 8% in the second quarter of 2021. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. The cost of VOIs sold as a percentage of sales of VOIs increased during the quarter ended June 30, 2022, as compared to the second quarter of 2021, primarily due to the relative mix of inventory being sold in the 2022 quarter and the timing of secondary market VOI purchases, which typically results in lower cost of sales in the period that we purchase these VOIs.

During the six months ended June 30, 2022, cost of VOIs sold represented 12% of sales of VOIs compared to 8% during the six months ended June 30, 2021. The cost of VOIs sold as a percentage of sales of VOIs increased during the six months ended June 30, 2022, as compared to the six months ended June 30, 2021, primarily due to the relative mix of inventory being sold in the 2022 period and the timing of secondary market VOI purchases.

Cost of VOIs sold is expected to be between 12% to 13% of sales of VOIs in 2022.

Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable increased 20% to $23.4 million in the second quarter of 2022 compared to $19.5 million in the second quarter of 2021 reflecting a higher balance of VOI notes receivable. Interest expense on receivable-backed notes payable increased 5% to $4.1 million in the second quarter of 2022 compared to $3.9 million in the second quarter of 2021, primarily due to an increased weighted-average cost of borrowing reflecting increased market interest rates.

Interest income on VOI notes receivable increased 18% to $45.5 million in during the six months ended June 30, 2022 compared to $38.7 million during the six months ended June 30, 2021 reflecting a higher balance of VOI notes receivable. Interest expense on receivable-backed notes payable decreased 7% to $7.5 million during the six months ended June 30, 2022 compared to $8.1 million during the six months ended June 30, 2021, primarily due to lower average outstanding debt balances, partially offset by an increased weighted-average cost of borrowing due to increased market interest rates.

Selling and Marketing Expenses

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Q2 2022 vs Q2 2021 % Change		2022	2021	YTD 2022 vs YTD 2021 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	56.7%	53.3%	340	bp	56.1%	53.7%	240	bp
Percentage of sales of VOIs to new customers	46.4%	45.0%	140	bp	44.9%	41.6%	330	bp
Number of Bass Pro and Cabela's marketing locations	128	112	14.3%		128	112	14.3%
Number of vacation packages outstanding, beginning of the period (1)	200,627	132,142	51.8%		187,244	121,915	53.6%
Number of vacation packages sold	40,395	56,256	(28.2)%		82,385	105,630	(22.0)%
Number of vacation packages outstanding, end of the period (1)	184,782	163,738	12.9%		184,782	163,738	12.9%

(1)Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured but purchased an additional vacation package.

Selling and marketing expenses increased 29% in the second quarter of 2022 compared to the second quarter of 2021 and represented 57% and 53% of system-wide sales of VOIs, respectively.  The increase in selling and marketing expenses is due to increased variable costs such as commissions to sales personnel as a result of the 21% increase in system-wide sales, increased expenses relating to the fulfillment of more guest tours in the period, and the cost of expanded marketing operations, including operating an additional sixteen (16) Bass Pro and Cabela’s locations.  Since the second quarter of 2021, Bluegreen opened additional locations where it has continued its efforts to market and sell vacation packages.  Bluegreen’s vacation marketing programs resulted in the sale of 40,395 vacation packages during the second quarter of 2022. As compared to the second quarter of 2021, this reflects a decrease of approximately 28% in vacation package sales, which we believe is due primarily to the challenging labor market, which impacted staffing levels and turnover at our kiosks, the impact of inflation on consumer traffic in the retail operations in which we operate, as well as certain changes to our package program, which we began testing in the second quarter of 2022. The active pipeline of vacation packages increased to 184,782 at June 30, 2022 from 163,738 at June 30, 2021, based on new vacation package sales, net of vacation packages used or expired. While there is no assurance that this will continue to be the case, historically, approximately 40%-42% of vacation packages resulted in a timeshare tour at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 16,800 vacation packages held by customers who already toured, some of whom purchased a VOI, and have indicated they would tour again. Bluegreen has several programs in place to attempt to reactivate those vacation packages to promote future travel and in turn potential future VOI sales.

As a percentage of sales, the increase in selling and marketing expenses reflects a higher proportion of VOI sales to new customers, which involve higher marketing costs than sales to existing owners and the costs associated with our expansion of our sales and marketing operations.

Selling and marketing expenses increased 35% during the six months ended June 30, 2022 compared to the six months ended June 30, 2021, and represented 56% and 54% of system-wide sales of VOIs, respectively.  The increase in selling and marketing expenses is due to the 29% increase in system-wide sales, as well as the increase in selling and marketing expenses as a percentage of sales. Such increase in the selling and marketing expense percentage is a result of expanded sales and marketing activity and increased costs incurred to attract and retain sales and marketing employees and a higher proportion of VOI sales to new customers compared to the prior year. Further, since the second quarter of 2021, Bluegreen opened additional locations where it has continued its efforts to market and sell discounted vacation packages.

Selling and marketing expenses are expected to be between 54% to 56% as a percentage of system-wide sales for 2022.

General & Administrative Expenses from Sales & Marketing Operations

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 72% to $14.0 million from $8.1 million during the second quarter of 2022 and second quarter of 2021, respectively. As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% in the second quarter of 2022 and were 5% in the second quarter of 2021. As a percentage of sales, general and administrative expenses attributable to sales and marketing operations reflects increased compensation costs due to expansion of our sales and marketing support operations.

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 51% to $23.9 million from $15.8 million during the six months ended June 30, 2022 and 2021, respectively. As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% in the six months ended June 30, 2022 and were 6% in the six months ended June 30, 2021. As a percentage of sales, general and administrative expenses attributable to sales and marketing operations reflects increased compensation costs due to expansion of our sales and marketing support operations.

General and administrative expenses representing expenses directly attributable to sales and marketing operations are expected to be between 6% to 7% as a percentage of system-wide sales in 2022.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Q2 2022 vs Q2 2021 % Change	2022	2021	YTD 2022 vs YTD 2021 % Change

Resort operations and club management revenue	$45.5	$43.1	5.5%	$91.7	$86.4	6.2%
Segment Adjusted EBITDA	$20.9	$19.0	9.9%	$41.5	$37.3	11.3%
Resorts managed	49	49	—%	49	49	—%

In the second quarter of 2022, resort operations and club management revenue increased 6% to $45.5 million from $43.1 million in the prior year quarter due to higher management fees, which impact Segment Adjusted EBITDA, and an increase in cost reimbursement revenue which does not impact Segment Adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenue increased 6% during the second quarter of 2022, as compared to the second quarter of 2021, primarily due to an increase in management fees commensurate with higher resort operating costs. Segment Adjusted EBITDA increased 10% to $20.9 million in the second quarter of 2022 from $19.0 million in the second quarter of 2021.

During the six months ended June 30, 2022, resort operations and club management revenue increased 6% to $91.7 million from $86.4 million in the prior year period due to higher management fees, which impact Segment Adjusted EBITDA, and an increase in cost reimbursement revenue which does not impact Segment Adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenue increased 6% during the six months ended June 30, 2022, as compared to the six months ended June 30, 2021, primarily due to an increase in management fees commensurate with higher resort operating costs. Segment Adjusted EBITDA increased 11% to $41.5 million for the six months ended June 30, 2022 from $37.3 million for the six months ended June 30, 2021.

Corporate Overhead, Administrative Expenses and Interest Expense

Corporate General and Administrative Expenses

General and administrative expenses were $22.6 million and $19.5 million during the second quarter of 2022 and the second quarter of 2021, respectively.  General and administrative expenses were $48.1 million and $44.8 million during the six months ended June 30, 2022 and the six months ended June 30, 2021, respectively.   These increases were primarily due to higher compensation and benefits costs, higher legal expenses and higher IT costs during the 2022 periods as compared to the 2021 periods.

Interest Expense

Interest expense not related to receivable-backed debt was $4.7 million and $3.2 million during the second quarters of 2022 and 2021, respectively.  Interest expense not related to receivable-backed debt was $7.5 million and $6.9 million during the six months ended June 30, 2022 and 2021, respectively. These increases were primarily due to a higher weighted average cost of borrowing due to increased market rates in the 2022 periods as compared to the 2021 periods.

Share Repurchase Program

In August 2021, the Company’s Board of Directors approved a share repurchase program which authorizes the Company, in management’s discretion, to repurchase shares of the Company’s Class A Common Stock and Class B Common Stock from time to time, subject to market conditions and other factors considered by management, at an aggregate purchase price of up to $40 million.  In March 2022, the Company’s board of directors approved an increase in the aggregate cost of the Company’s Class A Common Stock and Class B Common stock that may be repurchased under the Share Repurchase Plan by an additional $50.0 million.  During the six months ended June 30, 2022, the Company repurchased and retired 1.1 million shares of Class A Common stock for approximately $30.8 million. As of June 30, 2022, $31.9 million remained available for the repurchase of shares under the Company’s share repurchase program. In July 2022, through a private transaction, the Company repurchased and retired 843,000 of Class A Common stock for $23.6 million.    As a result of the July repurchase, approximately $8.3 million remain available for repurchases under the plan.

2022 Securitization Completed

In  April 2022, the Company completed a private offering and sale of approximately $172.0 million of VOI receivable-backed Notes (the "2022-A Term Securitization").  As a result of the 2022-A Term Securitization, availability under the Company’s receivable-backed purchase and credit facilities and corporate credit line increased $80.3 million as of April 28, 2022, subject to eligible collateral and the terms of the facilities, as applicable.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021,  which was filed with the SEC on March 4, 2022, and its Quarterly Report on Form 10-Q for the three months ended June 30, 2022, which is expected to be filed with the SEC on or about August 3, 2022, and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 69 Club and Club Associate Resorts and access to nearly 11,200 other hotels and resorts through partnerships and exchange networks.  The Company also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar import.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the value of any shares repurchased by the Company, the timing of any share repurchases, and the availability of funds for the repurchase of shares; risk that quarterly dividend payments may not be declared at the current level in the future, on a regular basis as anticipated, or at all; risks relating to Bluegreen’s business, operations and financial results; risks related to the COVID-19 pandemic and the recovery from the COVID-19 pandemic; competitive conditions; labor market conditions, including costs and shortages of labor, and its impact on Bluegreen’s operations and sales; risks relating to our liquidity and the availability of capital; the risk that our allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future, including if Bluegreen’s default rates increase and exceed expectations, changes in general economic conditions, including increasing interest rates, inflationary trends, a recession in the United States and supply chain issues; and risks related to Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful, or otherwise; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of the COVID-19 pandemic and general economic conditions on

Bluegreen’s consumers, including their income, their level of  discretionary spending; the risk that our core strategy of primarily offering a ‘drive-to’ network of resorts will not continue to serve as a growth driver; risks associated with the acquisition and development of resort inventory including costs exceeding expectations, construction delays, environmental issues and overall success of new projects,  the risk that resort operations and club management segment may not continue to produce recurring EBITDA and free cash flow; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program, may not be maintained or result in the benefits anticipated, including increased VOI sales and sales efficiencies, that sales from marketing alliances and other arrangements or otherwise may not continue as expected, that any future expansion into additional Bass Pro or Cabela’s stores may not meet Bluegreen’s expectations or goals, and there is no assurance that Bluegreen will continue to have marketing operations at the Bass Pro and Cabela’s stores where it currently conducts marketing operations;  the risk that vacation package sales, including those in the pipeline, may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that efforts to reactivate older vacation packages which have not been used may not be successful; the risk that resort occupancies may not continue at historical levels or meet expectations; our and Bluegreen’s ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth may not result in increased sales, revenues or efficiencies, or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resorts, including the condominium collapse which occurred in close proximity to Bluegreen’s resort in Surfside, Florida and which has resulted in the temporary closure of such resort, may cause liabilities that are not adequately covered by insurance and closures of operations that may have a significant adverse impact on our results of operations and cash flow; risks related to expansion of the resort network in existing and to new locations, including that such expansion may not be successful, may increase the Company’s debt and decrease the Company’s free cash flow; risks related to the mix of sales to new customers and existing owners, including that the level of sales to new customers may not be increased or maintained, or support net owner growth in the future; our expectations with respect to fee-based sales as a percentage of system-wide sales, cost of VOIs sold, selling and marketing expense, the provision for loan losses and general and administrative expenses directly attributable to sales and marketing operations for 2022 may not prove to be accurate, and costs may be greater than expected; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof), which was filed on March 4, 2022, and the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022, which is expected to be filed on August 3, 2022. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$222,076	$140,225
Restricted cash ($20,066 and $15,956 in VIEs at June 30, 2022
and December 31, 2021, respectively)	42,245	42,854
Notes receivable	660,469	609,429
Less: Allowance for loan losses	(177,822)	(163,107)
Notes receivable, net ($303,398 and $248,873 in VIEs
at June 30, 2022 and December 31, 2021, respectively)	482,647	446,322
Vacation ownership interest ("VOI") inventory	316,252	334,605
Property and equipment, net	86,465	87,852
Intangible assets, net	61,307	61,348
Operating lease assets	31,074	33,467
Prepaid expenses	24,615	25,855
Other assets	28,654	37,984
Total assets	$1,295,335	$1,210,512

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$18,117	$14,614
Deferred income	14,274	13,690
Accrued liabilities and other	111,286	100,131
Receivable-backed notes payable - recourse	18,666	22,500
Receivable-backed notes payable - non-recourse (in VIEs)	379,858	340,154
Note payable to BBX Capital, Inc.	50,000	50,000
Note payable and other borrowings	117,537	97,125
Junior subordinated debentures	135,455	134,940
Operating lease liabilities	35,960	37,870
Deferred income taxes	101,728	95,688
Total liabilities	982,881	906,712
Commitments and Contingencies - See Note 9
Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 16,049,952 in 2022 and 17,118,392 in 2021	160	171
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,230 in 2022 and 3,664,412 in 2021	37	37
Additional paid-in capital	144,658	173,909
Accumulated earnings	99,960	69,316
Total Bluegreen Vacations Holding Corporation equity	244,815	243,433
Non-controlling interest	67,639	60,367
Total equity	312,454	303,800
Total liabilities and equity	$1,295,335	$1,210,512

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Gross sales of VOIs	$170,787	$110,300	$286,395	$178,550
Provision for loan losses	(26,526)	(18,488)	(43,105)	(30,807)
Sales of VOIs	144,261	91,812	243,290	147,743
Fee-based sales commission revenue	18,850	35,618	42,934	61,336
Other fee-based services revenue	32,785	30,442	63,991	59,339
Cost reimbursements	16,168	15,552	34,232	32,160
Interest income	23,506	19,595	45,704	38,856
Other income, net	—	439	473	278
Total revenues	235,570	193,458	430,624	339,712
Costs and Expenses:
Cost of VOIs sold	18,221	7,024	30,063	12,193
Cost of other fee-based services	13,592	15,647	26,354	32,732
Cost reimbursements	16,168	15,552	34,232	32,160
Interest expense	10,356	8,876	18,114	18,611
Selling, general and administrative expenses	149,158	114,786	268,457	205,750
Other expense, net	68	—	—	—
Total costs and expenses	207,563	161,885	377,220	301,446
Income before income taxes	28,007	31,573	53,404	38,266
Provision for income taxes	(6,171)	(7,694)	(12,361)	(8,883)
Net income	21,836	23,879	41,043	29,383
Less: Income attributable to noncontrolling interests	4,052	4,378	7,272	6,908
Net income attributable to shareholders	$17,784	$19,501	$33,771	$22,475

Comprehensive income attributable to shareholders	$17,784	$19,501	$33,771	$22,475

Basic earnings per share (1)	$0.88	$0.93	$1.65	$1.12
Diluted earnings per share (1)	$0.87	$0.93	$1.63	$1.12
Basic weighted average number of common shares outstanding	20,226	20,912	20,500	20,128
Diluted weighted average number of common and common equivalent shares outstanding	20,389	20,912	20,678	20,128
Cash dividends declared per Class A and B common shares	$0.15	$—	$0.15	$—

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
(in thousands)
Net income attributable to shareholders	$17,784	19,501	$33,771	22,475
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	4,052	4,378	7,272	6,908
Net Income	21,836	23,879	41,043	29,383
Add: Depreciation and amortization	3,852	3,885	7,773	7,736
Less: Interest income (other than interest earned on
VOI notes receivable)	(132)	(57)	(195)	(190)
Add: Interest expense - corporate and other	6,241	4,969	10,603	10,541
Add: Provision for income taxes	6,171	7,694	12,361	8,883
EBITDA	37,968	40,370	71,585	56,353
Add: Share-based compensation expense	817	152	1,562	152
Gain on assets held for sale	6	(13)	(38)	(38)
Adjusted EBITDA	38,791	40,509	73,109	56,467

Adjusted EBITDA attributable to the non-controlling interest	(4,115)	(4,782)	(7,385)	(8,029)
Adjusted EBITDA attributable to shareholders	$34,676	35,727	$65,724	48,438

The Company defines EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable) and depreciation and amortization.  The Company defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and items that the Company believes are not representative of ongoing operating results.  Accordingly, the Company excludes certain items which it believes are not representative of ongoing operating results, such as severance charges net of employee retention tax credits and incremental costs associated with the COVID-19 pandemic. The Company defines Adjusted EBITDA Attributable to Shareholders as Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

The Company considers EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing the Company’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, the Company’s working capital needs; (ii) the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) the Company’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Gross sales of VOIs	$170,787	$110,300	$286,395	$178,550
Add: Fee-Based sales	27,760	53,142	63,697	91,939
System-wide sales of VOIs	$198,547	$163,442	$350,092	$270,489

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analysing results as reported under GAAP.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Six Months Ended June 30,
(in thousands)	2022	2021
Net cash provided by (used in) operating activities	$68,924	$53,269
Purchases of property and equipment	(7,867)	(8,229)
Free Cash Flow	$61,057	$45,040

(1)

Free cash flow is a non-GAAP measure defined as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended March 31,				For the Six Months Ended June 30,
	2022		2021		2022		2021
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Bluegreen owned VOI sales(1)	$170,787	86	$110,300	67	$286,395	82	$178,550	66
Fee-Based VOI sales	27,760	14	53,142	33	63,697	18	91,939	34
System-wide sales of VOIs	198,547	100	163,442	100	350,092	100	270,489	100
Less: Fee-Based sales	(27,760)	(14)	(53,142)	(33)	(63,697)	(18)	(91,939)	(34)
Gross sales of VOIs	170,787	86	110,300	67	286,395	82	178,550	66
Provision for loan losses (2)	(26,526)	(16)	(18,488)	(17)	(43,105)	(15)	(30,807)	(17)
Sales of VOIs	144,261	73	91,812	56	243,290	69	147,743	55
Cost of VOIs sold (3)	(18,221)	(13)	(7,024)	(8)	(30,063)	(12)	(12,193)	(8)
Gross profit (3)	126,040	87	84,788	92	213,227	88	135,550	92
Fee-Based sales commission revenue (4)	18,850	68	35,618	67	42,934	67	61,336	67
Financing revenue, net of financing expense	19,259	10	15,799	10	37,998	11	30,922	11
Other expense	(358)	0	—	0	(510)	0	—	0
Other fee-based services, title operations and other, net	2,467	1	2,079	1	4,598	1	3,634	1
Net carrying cost of VOI inventory	(4,013)	(2)	(6,118)	(4)	(8,067)	(2)	(13,891)	(5)
Selling and marketing expenses	(112,571)	(57)	(87,130)	(53)	(196,457)	(56)	(145,131)	(54)
General and administrative expenses - sales and marketing	(13,971)	(7)	(8,146)	(5)	(23,932)	(7)	(15,799)	(6)
Operating profit - sales of VOIs and financing	35,703	18%	36,890	23%	69,791	20%	56,621	21%
Add: Depreciation and amortization	1,665		1,430		3,314		2,835
Adjusted EBITDA - sales of VOIs and financing	$37,368		$38,320		$73,105		$59,456

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.